PROMISORY NOTE

U.S. $1,000,000                                    March 30, 1999

FOR VALUE RECEIVED, TGI TECHNOLOGIES LTD., a British Columbia company (the "Maker"), hereby promises to pay to or to the order of POPstar Global Communications Inc.. a British Virgin Islands company (the "Holder"), on the earlier of (i) Demand on the Maker by the Holder and (ii) March 30, , 2001 the principal amount of $ 1,000,000 in lawful currency of the United States of America together with interest on such principal amount from the date hereof until payment in full at the rate of eight (8%) percent per annum, calculated daily On the basis of the number of days elapsed in a year of 365 or 366 days, as the case may be, compounded annually in arrears, and payable as well as before maturity, default and judgment.

Time shall be of the essence of this Note. All payments of principal and interest shall be made in lawful currency of the United States of America at the office of the Holder at KPMG Centre, Tropic Isle Building, Road Town, Tortola, British Virgin Islands or at such other place as the Holder may from time to time direct in immediately available funds for value on the day such amount is due.

If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in United States Dollars into any other currency (the "Other Currency") the rate of exchange used shall be that at which in accordance with its normal banking procedures the Holder could purchase such sum due hereunder in United States Dollars with the Other Currency on the Banking Day preceding that on which final judgment is given. The obligation of the Maker hereunder in respect of any such sum due from it to the Holder hereunder shall, notwithstanding any judgment in the Other Currency, be discharged only to the extent that on the Banking Day following receipt by the Holder of any sum adjudged to be so due in the Other Currency the Holder may in accordance with its normal banking procedures purchase United States Dollars with the Other Currency; if the United States Dollars so purchased are less than the sum originally due to the Holder in United States Dollars the Maker agrees, as a separate obligation and notwithstanding such judgment, to indemnify the Holder against such loss and if the United States Dollars so purchased exceed the sum originally due to the Holder in United States Dollars the Holder agrees to remit to the Maker such excess. For purposes hereof, "Banking Day" means any other day other than a Saturday, Sunday or any other day which is a legal holiday in the Province of British Columbia or in the British Virgin Islands.

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The Maker hereby waives demand and presentment for payment, notice of nonpayment, protest and notice of protest of this Note.

This Note shall be binding, upon the Maker and its successors and assigns and shall enure to the benefit of, and be enforceable by, the Holder and its successors and assigns.

This Note shall be governed by and construed according to the laws of the Province of British Columbia.

TGI TECHNOLOGIES LTD.

By:    /s/Thompson Chu
Title: Chairman of the Board and Chief
       Executive Officer